Contact:
Crocker Coulson, President	Yuanmei Ma, Chief Financial Officer
Leslie Richardson, Financial Writer	Zhongpin Inc.
CCG Elite	86-010-82861788
646-213-1915
crocker.coulson@ccgir.com

For Immediate Release

Zhongpin Acquires Processing Facility in Sichuan Province

Changge City, Henan Province, CHINA - July 2, 2007 - Zhongpin Inc. (OTC BB: ZHNP) (“Zhongpin”), a leading meat and food processing company in the People’s Republic of China (“PRC”), announced today that it has acquired substantially all of the assets of Deyang East China Food Company Limited (“Deyang”), including a chilled and frozen pork processing facility located in Cangshan County, Sichuan Province. Zhongpin paid $6.6 million in cash in the transaction, which closed on June 29, 2007.

Prior to the acquisition, Deyang was one of Zhongpin’s OEM partners. As a result, the processing facility acquired by Zhongpin, which has processing capacity of 45,000 metric tons annually of chilled and frozen pork, already meets Zhongpin’s high production and product quality standards for processing premium pork products. Approximately 50% of the production capacity of the acquired facility will be dedicated to the production of chilled pork and 50% to the production of frozen pork. The acquisition expands Zhongpin’s presence in Sichuan Province, which is the largest hog producing province in China. In addition, the hogs in Sichuan Province have relatively low feeding costs, which will reduce Zhongpin’s raw materials costs.

“We believe our acquisition of Deyang’s assets provides us a great opportunity to expand into the southwest region of China. The processing facility we purchased has established top processing standards for premium quality pork and is located near both an abundant source of hogs and the main railways and highways in Sichuan Province for easy access to rapid distribution,” said Mr. Xianfu Zhu, CEO of Zhongpin, Inc. “We will sell our products produced by this facility in Sichuan Province, Chongqing City and Southern China.”

About Zhongpin

Zhongpin is a meat and food processing company that specializes in pork and pork products and vegetables and fruits, in the PRC. Its distribution network in the PRC spans more than 20 provinces and includes over 2,800 retail outlets. Zhongpin's export markets include the European Union, Eastern Europe, Russia, Hong Kong, Japan, and South Korea. For more information, contact CCG Elite directly or visit Zhongpin’s website at www.zpfood.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Forward-looking statements are statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of Zhongpin’s management and are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: risks related to the integration of Deyang’s facitlity with existing operations, unanticipated changes in product demand, interruptions in the supply of live pigs/raw pork, downturns in the Chinese economy, delivery delays, freezer facility malfunctions, poor performance of the retail distribution network, changes in applicable regulations, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission.

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